Exhibit 99.1

Zhongpin Inc.

Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Announces Receipt of Non-Binding Going Private Proposal

from its Chairman at $13.50 Per Share

CHANGGE and BEIJING, China —March 27, 2012—Zhongpin Inc. (NASDAQ: HOGS) (“Zhongpin” or the “Company”), a leading meat and food processing company in the People's Republic of China, today announced that its Board of Directors has received a preliminary, non-binding proposal from its Chairman and Chief Executive Officer, Mr. Xianfu Zhu (“Mr. Zhu”), which stated that Mr. Zhu intends to acquire all of the outstanding shares of the Company’s common stock not currently owned by him in a going private transaction at a proposed price of $13.50 per share in cash. Mr. Zhu currently beneficially owns approximately 17.5% of the Company’s common stock. A copy of the proposal letter is attached hereto as Exhibit A.

The Company’s Board of Directors intends to form a special committee of independent directors to consider this proposal and any additional proposal that may be made by Mr. Zhu and his affiliates, if any. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Zhu or any other transaction will be approved or consummated.

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,428 retail outlets as of December 31, 2011. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

Zhongpin Inc.

Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)

Director of Investor Relations

Telephone +86 10 8286 1788 extension 101 in Beijing

ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)

Chief Financial Officer

Telephone +86 10 8286 1788 in Beijing

warren.wang@zhongpin.com

Christensen

Mr. Julian (Yujia) Zhao (English and Chinese)

Telephone +86 10 5826 4727 in Beijing

yzhao@christensenir.com

Mr. Tom Myers (English)

Mobile +86 139 1141 3520 in Beijing

tmyers@christensenir.com

PROPOSAL LETTER

March 27, 2012

Board of Directors

Zhongpin Inc.

21 Changshe Road, Changge City

Henan Province

China 461500

Dear Sirs:

I, Xianfu Zhu, am pleased to submit this preliminary non-binding proposal (the “Proposal”) to acquire all of the common stock of Zhongpin Inc. (the “Company”) that are not currently owned by me in a going-private transaction (the “Acquisition”).

I believe that my proposal of $13.50 in cash per share of common stock of the Company, will provide a very attractive alternative to the Company’s public stockholders. My proposal represents a premium of approximately 46.5% to the volume-weighted average closing price during the last 30 trading days and a premium of approximately 46.6% to the Company’s closing price on March 26, 2012.

The terms and conditions upon which I am prepared to pursue the Acquisition are set forth below. I am confident that an Acquisition can be closed on the basis as outlined in this letter.

1. Purchase Price.

The consideration payable for each share of common stock of the Company (other than those held by me and my affiliates) will be $13.50 in cash.

2. Financing.

I intend to finance the Transaction with a combination of debt and equity capital. A portion of the equity financing would be provided from my existing holdings of common stock of the Company. I will also immediately commence discussions with potential sources of financing (both debt and equity) and with certain stockholders of the Company, and may make agreements with them relating to possible investments in the Acquisition.

 At this time there is no arrangement whatsoever with any stockholder of the Company or potential source of debt or equity financing for the Acquisition, and I do not propose to make any commitment prior to reaching transaction terms approved by the board of directors of the Company.

3. Due Diligence.

Parties providing financing will require a timely opportunity to conduct customary due diligence on the Company. I would like to ask the board of directors of the Company to accommodate such due diligence request and approve the provision of confidential information relating to the Company and its business to possible sources of equity and debt financing under a customary form of confidentiality agreement.

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4. Definitive Agreements.

I am prepared to negotiate and finalize definitive agreements (the “Definitive Agreements”) providing for the Acquisition and related transactions very promptly. These documents will provide for covenants and conditions typical and appropriate for transactions of this type.

5. Confidentiality.

I am sure you will agree that it is in all of our interests to proceed in a confidential manner, other than as required by law, until definitive agreements providing for a transaction have been executed or we have terminated our discussions.

6. Process.

I believe that the Acquisition will provide superior value to the Company’s public stockholders. I recognize that the board of directors of the Company will evaluate the Proposal independently before it can make its determination to endorse the Acquisition. Given my involvement in the proposed Acquisition, I also recognize that independent members of the Board will proceed to consider the proposed Acquisition. In considering my offer, you should be aware that I am interested only in acquiring the common stock of the Company that I do not already own, and that I do not intend to sell my stake in the Company to a third party.

7. Advisors.

I have retained Skadden, Arps, Slate, Meagher & Flom LLP as my legal counsel in connection with the Proposal and the Acquisition.

8. No Binding Commitment.

This Proposal does not constitute any binding commitment with respect to the Acquisition or any other transaction.  Any commitment will result only from the execution of Definitive Agreements, and then will be on the terms provided in such documentation.

In closing, I would like to personally express my sincerity to work with the board of directors of the Company to bring this Acquisition to a successful and timely conclusion.  Should you have any questions regarding these matters, please do not hesitate to contact me.

  Sincerely,

  /s/ Xianfu Zhu

  Xianfu Zhu

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